Agenus Restructures Business to Sharpen Focus on Clinical Development of Cancer Therapies

– Will Host Conference Call at 9am ET Today –

LEXINGTON, Mass., March 30, 2017 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a clinical stage pipeline of immune checkpoint antibodies and cancer vaccines, today announced that it is reorganizing its business and operations to sharpen its focus on clinical development of its two checkpoint inhibitor antibodies and vaccine program. Agenus plans to close its Basel site and consolidate key functions to its Cambridge, UK and Lexington, MA facilities, and phase out approximately 50 positions across the organization. Additionally, Robert Stein, M.D., Ph.D., President of R&D, will retire to become a senior R&D advisor exclusive to Agenus.

Agenus' goals for this realignment are to:

  Accelerate development and commercialization of its product portfolio to drive shareholder value
  Further extend the Company's cash runway beyond the impact from the recently amended Incyte partnership, which strengthened the balance sheet by $80 million and reduced development expenses
  Consolidate operations to improve R&D efficiencies
  Ensure commercial readiness and manufacturing

Prioritized programs include combination therapies targeting CTLA-4 and PD-1. In addition, Agenus will continue to drive its innovative immuno-oncology portfolio towards clinical development with two preclinical antibodies targeting 4-1BB and TIGIT, as well as AutoSynVax™, a clinical-stage neoantigen cancer vaccine. The Company is exploring combination studies with AutoSynVax and Agenus' checkpoint antibodies. Substantial focus will also be placed on the Company's manufacturing operations in Berkeley, CA to ensure GMP readiness. This is particularly pertinent as Agenus progresses its clinical registration trials with an intent to commercialize within the next four years.

As part of the restructuring, approximately 50 positions are planned to be phased out within the next six months. In addition, the Company will transition or consolidate certain key management positions, with the objective of streamlining leadership and reducing costs.

"These changes to our organizational structure make us a leaner and more focused organization, which is critically important for our next phase of advancement towards commercial readiness. We will also maintain a focused R&D effort to rapidly generate and develop best of breed novel immuno-oncology candidates. It is important to indicate that as an agile and efficient company we aim to rapidly deliver effective treatments at affordable prices," commented Dr. Armen.

Having built an extraordinary R&D capability for Agenus and spearheaded the advancement of five programs from discovery to clinical stage in the last three years, Dr. Robert Stein will be retiring from his current role as President of R&D and will become a senior R&D advisor to Agenus. The current R&D leadership, which has been assembled under his tutelage, will continue to have access to Dr. Stein for strategic R&D guidance.

"We are grateful to Dr. Stein for his outstanding leadership and contributions in defining and building our research engine," said Dr. Armen. "I look forward to continuing to work with him very closely in the future. I would also like to acknowledge the contributions of our other colleagues who will be departing the Agenus organization."

Conference Call and Webcast

Agenus executives, including Dr. Armen and Jennifer Buell, Ph.D., will host a conference call today at 9:00 a.m. Eastern Time. To access the live call, dial 1-844-492-3727 (U.S.) or 1-412-317-5118 (international) and ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the Company's website at www.agenusbio.com/webcast. A replay will be available on the Company's website approximately two hours after the call and will remain available for 30 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is based in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company's restructuring and clinical development plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com